News Release

For Immediate Release

Contact: Dan Chila, EVP, Chief Financial Officer (856) 691-7700

Sun Bancorp Completes Sale of $89.3 Million in Preferred Stock

Under the Treasury’s Capital Purchase Program

Vineland, NJ, January 9, 2008 -- Sun Bancorp, Inc. (NASDAQ:SNBC), the parent company of Sun National Bank, announced today that it has completed the sale of 89,310 shares of Preferred Stock, Series A under the U.S. Treasury’s TARP Capital Purchase Plan for $89.3 million. The investment represents 3.0% of total risk-weighted capital as of September 30, 2008. The Preferred Stock carries a 5.0% annual dividend yield for five years and 9.0% thereafter. In addition, the U.S. Treasury received a warrant to purchase up to 1,543,376 shares of Sun Bancorp common stock at an exercise price of $8.68.

“We are pleased to have been selected to participate in this voluntary program, which has been designed to stabilize our economy and financial markets by providing additional resources to banks to expand their lending activities,” said Thomas X. Geisel, president and chief executive officer. “This investment by the Treasury provides an attractive and lower cost source of funds to enhance our capital position.”

“We continue to actively support the financial needs of our customers and communities. Our year-over-year loan growth as of September 30, 2008 is $192 million, or 7.8%. In fact, this year through the end of the third quarter, we have provided over $400 million of commitments for commercial and small business loans to businesses in our market areas. The additional capital strength provided through this program will further support our lending activities and the expansion of services into our communities, as well as provide flexibility to evaluate future opportunities that may arise," said Geisel.

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Sun Bancorp Capital Purchase Plan - page two

As of September 30, 2008, Sun Bancorp’s capital position was “well capitalized” by all regulatory standards. With the Treasury’s investment, the Company’s leverage capital ratio would increase to approximately 12.28% and the total risk-based capital ratio would increase to approximately 14.46%.

About Sun Bancorp, Inc.

Sun Bancorp, Inc. is a $3.5 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 62 locations in New Jersey. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit http://www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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